Exhibit 99.1

Valentis, Inc.	Investor and Media Inquiries
Joe Markey	BPC Financial Marketing
(650) 697-1900 x369	John Baldissera
IR@valentis.com	(800) 368-1217
VALENTIS ANNOUNCES RESULTS OF VLTS 934 PHASE IIB TRIAL

BURLINGAME, CA, July 11, 2006 — Valentis, Inc. (NASDAQ: VLTS) announced today that no statistically significant difference was seen in the primary endpoint or any of the secondary endpoints in its Phase IIb clinical trial of VLTS 934 in peripheral arterial disease (PAD). The primary efficacy endpoint in the study was improvement in exercise tolerance on an escalating grade treadmill after 90 days in patients receiving VLTS 934 versus patients receiving placebo. The trial was a randomized, double-blind, placebo-controlled Phase IIb trial of VLTS 934 versus a saline placebo in 157 patients with the intermittent claudication form of PAD.

After 90 days, there was no statistically significant change in exercise in the 78 patients receiving VLTS 934 versus the 79 patients receiving placebo. There were also no significant differences in any of the secondary endpoints of exercise tolerance at 30 days, ankle-brachial index at 30 and 90 days, total work capacity at 30 and 90 days and quality of life at 90 days. VLTS 934 was well tolerated in the trial with no definitely related severe adverse effects.

“Based on the promising results in the Phase IIa clinical trial, which utilized a virtually identical protocol, and our preclinical data indicating a viable mechanism of action, we expected the Phase IIb trial to be positive. Detailed results of the Phase IIb trial will be presented at a scientific meeting but we can report the change in exercise in the placebo group of the Phase IIb trial were very close to our assumption, but the drug group results were well below that of the Phase IIa trial. In our analysis of the available data including sub-groups, we could find no logical explanation for the difference in performance of the drug group between the two trials,” stated Benjamin F. McGraw, III, Chairman, President & Chief Executive Officer. “The Company has no plans for further development of the product and is assessing strategic opportunities, which include the sale or merger of the business, the sale of certain assets or other actions.”

Valentis Conference Call

Valentis will be hosting a conference call and web cast on Tuesday, July 11, 2006 at 1:00 p.m. EDT

What:               Valentis VLTS 934 Phase IIb results and future plans for the company

When:            Tuesday, July 11, 2006 @ 1:00 p.m. EDT

Where:         The Investor Relations section of Valentis’ website (www.valentis.com)

How:                    Live over the internet — Simply log on to the web at www.valentis.com.

Live via telephone — Simply dial 866-202-3048 (domestic) or 617-213-8843 (international) and use participant code # 21430450.

Contact:   Joe Markey, 1-650-697-1900 ext. 369 or IR@Valentis.com

If you are unable to participate during the live web cast, the call will be archived at www.valentis.com until 5:00 p.m. EDT on July 18, 2006.

About Valentis

Valentis is a biotechnology company engaged in the development of innovative products for PAD, a large and unsatisfied market. PAD is due to chronic inflammation of the blood vessels of the legs leading to the formation of plaque, which obstructs blood flow. While Valentis is focusing its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “projects,” “intends,” “anticipates,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties related to the timing and costs of clinical trials including the anticipated trail completion, uncertainties related to projected cash reserves, uncertainties related to the results of clinical trials, its ability to obtain financing and additional capital, its ability to continue as a going concern, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that Valentis will be able to develop commercially viable therapeutics for peripheral arterial disease, that any of Valentis’ programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained or that any clinical trial including Valentis’ Phase IIb VLTS 934 trial, will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject are described more fully in Part I — Item 1. Business — Additional Factors That May Affect Future Results, and elsewhere in the Valentis Annual Report on Form 10-K and quarterly reports on Form 10-Q for the periods ended December 31, 2005 and March 31, 2006, respectively, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.